Exhibit 8.1

May 31, 2018

Board of Directors Mid Penn Bancorp, Inc. 349 Union Street Millersburg, PA 17061

Dear Gentlemen:

We have been requested to provide this opinion concerning certain matters of United States federal income tax law in connection with the proposed merger (the “Merger”) pursuant to which First Priority Financial Corp., a Pennsylvania corporation (“First Priority”), will merge with and into Mid Penn Bancorp, Inc., a Pennsylvania corporation (“Mid Penn”). The Merger is further described in and will be consummated in accordance with the Securities and Exchange Commission Form S-4 Registration Statement initially filed by Mid Penn on the same date hereof, and as the same shall be amended (the “Registration Statement”) and the Agreement and Plan of Merger, dated as of January 16, 2018 between the parties (the “Merger Agreement”). This opinion is being provided solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission with respect to the Merger.

The Merger is structured as a statutory merger with Mid Penn surviving the Merger, for the consideration payable to First Priority shareholders as described in Section 3.1 of the Merger Agreement. In connection with the Merger, First Priority Bank, a Pennsylvania-chartered bank and wholly-owned subsidiary of First Priority, will merge with and into Mid Penn Bank, a Pennsylvania bank and trust company and wholly-owned subsidiary of Mid Penn. Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Merger Agreement.

We have acted as counsel to Mid Penn in connection with the Merger. As such, and for purposes of providing this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the factual statements, representations and assumptions contained in the following documents (including all schedules and exhibits thereto):

1.	the Registration Statement;

2.	the Merger Agreement;

3.	tax representation certificates/letters of the Chief Executive Officer of each of Mid Penn and First Priority, each dated as of the date hereof, relating to factual matters surrounding the Merger which are necessary to our rendering of the opinions below; and

4201 E. PARK CIRCLE   ½   HARRISBURG, PA 17111   ½   717.308.9910   ½   PILLARAUGHT.COM

4.	such other instruments and documents related to Mid Penn, First Priority and their affiliated companies as we have deemed necessary or appropriate.

In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:

1.	original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

2.	any factual representation or statement made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all factual statements and representations, whether or not qualified, are true and will remain true through the closing of the Merger and thereafter where relevant; and

3.	the Merger will be consummated pursuant to the Merger Agreement which shall remain in full force and effect without amendment thereto.

Subject to the qualifications and assumptions set forth herein, we are of the opinion that (i) the Merger will constitute a reorganization as described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the statements set forth in the discussion in the proxy statement/prospectus forming part of the Registration Statement under the heading “Material United States Federal Income Tax Consequences of the Merger”, insofar as they constitute statements of law or legal conclusions, are correct in all material respects, and constitutes our opinion regarding the tax consequences of the merger.

Our opinions set forth above are based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the “Service”) and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinions set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the United States federal income tax laws.

As you are aware, no ruling has been or will be requested from the Service concerning the United States federal income tax consequences of the Merger. In reviewing this tax opinion, you should be aware that the opinions set forth above represent our conclusions regarding the application of existing United States federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any factual aspect of any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinions contained herein could be inapplicable in whole or in part. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

This opinion is being delivered to the Board of Directors of Mid Penn solely for the purpose of being included as an exhibit to the Registration Statement. We authorize the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Pillar Aught LLC